EXHIBIT NO. 99
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CONTACT:

Trimeris Inc.                           Burns McClellan
Timothy J. Creech                       Jonathan M. Nugent (investors)
Director of Finance                     Justin Jackson (media)
(919) 419-6050                          (212) 213-0006


                      TRIMERIS ANNOUNCES MANAGEMENT CHANGES

DURHAM, NC, SEPTEMBER 7, 1999 - Trimeris, Inc. (NASDAQ:TRMS) announced today that Matthew Megaro, President and Chief Financial Officer, has stepped down from his positions at the Company to pursue other opportunities. Dani Bolognesi, Trimeris' Chief Executive Officer, will assume the post of President and continue as CEO of the Company. Robert Bonczek, a legal and business consultant to Trimeris for the past two years, has been named Acting Chief Administrative Officer and will also serve as Acting CFO. A search for an experienced CFO is underway.

"We are grateful to Mr. Megaro for all his contributions towards the success of Trimeris and his continuing support of the Company and wish him the very best in his future endeavors," said Dani Bolognesi.

For the past two years, Mr. Bonczek has served as a legal and business consultant to the Company. Prior to that, he spent 24 years at E. I. Dupont de Nemours & Co. in various executive positions, including Chief Counsel and Corporate Director of Safety, Health and Environmental Affairs.

"Mr. Bonczek has made a number of significant contributions to the Company over the past two years in the areas of business development and strategic planning. We are pleased that he has agreed to fill these roles within the Company," commented Dani Bolognesi.

Trimeris is a developmental stage, biopharmaceutical company engaged in the discovery and development of novel therapeutic agents that block viral infection by inhibiting viral fusion with host cells. The Company's lead product candidate, T-20, which inhibits fusion of the human immunodeficiency virus (HIV) with host cells, is currently in Phase II clinical trials and has received fast track designation from the FDA. The Company's second product candidate, T-1249, which also inhibits HIV fusion, has received fast track designation from the FDA and is in a Phase I clinical trial.

Note: Except for any historical information presented herein, matters presented in this release are forward-looking statements that involve risks and uncertainties. The results of the Company's clinical trials are not necessarily indicative of future clinical trials, and future results could differ materially from the results presented herein. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in the "Risk Factors" section included in the Company's Form 10-Q for the three months ended March 31, 1999 filed with the Securities and Exchange Commission on May 17, 1999 and the Company's Registration Statement on Form S-3 as declared effective by the Securities and Exchange Commission on May 26, 1999.